Quest Solution, Inc. Secures License for Gun Barrel Detection System for Educational Institutions

Technology Identifies and Reports all Metal Gun Barrels at Designated Ports of Entry

HENDERSON, NV, August 25, 2014 -- Quest Solution, Inc, "The Company" (OTCBB: QUES), is pleased to announce under an irrevocable, perpetual and exclusive worldwide right and license acquisition from Rampart Detection Systems of a Gun Barrel Detection system for schools and other public buildings.  The license will be held in the Company’s recently formed Intellectual Property Division.

The technology allows for the identification of metal gun barrels at a point of entry such as a school, church, office or government building’s main entrance. Patent Pending Exclusive Technology incorporates a novel form of electrodynamic imaging, along with proprietary signal processing algorithms which employ low-cost, rugged, small-sized sensors optimized for secure reliable service.

With the Gun Barrel Detection System installed on all primary access doors, the system is designed to send an alert, built on existing security systems or from a major cellular partner, to First Responders, Responsible School Administrators, teachers and staff as desired by the facility when a gun barrel is identified. The system also utilizes cameras for recording of the event.

“We are tremendously pleased to have acquired the rights to this important technology and to seek its immediate deployment into settings where safety is paramount,” said Kurt Thomet, President, Quest Solution. “This has been a lengthy development process for the Company as we looked to expand upon our core verticals with the formation of the new Intellectual Property division. Now, with two active and experienced Advisory Board Members installed in this division, we can add robust technologies to the Company’s service offerings.”

Quest Solution believes that insurance carriers may reduce insurance premiums to school districts that deploy the safety technology.  According to the U.S. Department of Education and the National Center of Education Statistics, there were approximately 132,183 schools (public and private) in the United States in the release of their last report covering the 2010-2011 school year (not counting college campuses).  Quest Solution, Inc. believes all of these are included in the potential market size.  Public buildings and a global market are also potential and viable growth areas. In total, a billion dollar market is estimated in this sector, while at the same time saving our clients’ money over existing systems monitoring systems.

About Rampart Detection Systems Rampart Detection Systems is a Canadian based research and development company with international patents on EMRAC, FEPS, and VariLuc.  They have been delivering solutions for decades. www.rampartdetection.com

For more information www.QuestSolution.com

About Quest Solution, Inc.:

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

Information about Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc's products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Quest Solution Inc.'s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding growth in our parts and vehicle sales and increases in our ability to produce new products. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company's recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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